Exhibit 99.1

For Immediate Release

Spire Reports 2017 Results
Raises dividend 7.1 percent

ST. LOUIS (November 15, 2017) - Spire Inc. (NYSE: SR) today reported results for its fiscal 2017 full year and fourth quarter ended September 30. Highlights include:

•	Fiscal 2017 diluted earnings per share of $3.43, up from $3.24 in fiscal 2016

•	Net economic earnings* per share grew to $3.56, up $0.14 over prior year

•	Dividend increased by 7.1 percent to an annualized $2.25 per share

“Fiscal 2017 was a year of significant achievements as we delivered on our plans across the entire company. We achieved earnings per share in line with our growth expectations, grew the number of homes and businesses we serve, increased our investment in infrastructure, and further improved our operating performance. At the same time we rolled out technology enhancements to provide an even better service experience for our customers,” said Suzanne Sitherwood, president and chief executive officer of Spire. “We also successfully completed the transition of our five gas companies to Spire, aligning them under one name, representing a shared promise to bring people and energy together in ways that enrich lives, support the communities we serve and add value for shareholders.”

Fiscal 2017 Results	Year ended September 30,
	(Millions)		(Per Diluted Share)
	2017	2016	2017	2016
Net Economic Earnings (Loss)* by Segment
Gas Utility	$181.5	$160.3	$3.86	$3.67
Gas Marketing	6.8	6.4	0.14	0.15
Other	(20.7)	(17.6)	(0.44)	(0.40)
Total	$167.6	$149.1	$3.56	$3.42
Acquisition-related pre-tax costs	(4.0)	(9.2)	(0.09)	(0.21)
Fair value adjustments, pre-tax	(5.7)	1.5	(0.12)	0.03
Income tax effect of adjustments	3.7	2.8	0.08	0.06
Acquisition-related shares adjustment	—	—	—	(0.06)

Net Income	$161.6	$144.2	$3.43	$3.24

Average Shares Outstanding in Millions			47.0	44.3
* Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

For fiscal 2017, we reported consolidated net income of $161.6 million (or $3.43 per diluted share) compared to $144.2 million (or $3.24 per diluted share) for the prior year. Net economic earnings (NEE) for the year were $167.6 million (or $3.56 per share) up from $149.1 million (or $3.42 per share) a year ago. This 4.1 percent increase in earnings per share reflects higher Gas Utility results driven by growth in Missouri and Alabama, and higher Gas Marketing results, partially offset by modestly higher corporate costs.
NEE excludes from net income the effect of unrealized gains and losses on energy-related derivatives, as well as the impacts of acquisition, divestiture and restructuring activities.
Per share results were impacted by a 6.1 percent increase in average shares outstanding reflecting equity issuance in May 2016 in connection with the financing of the EnergySouth acquisition and in April 2017 upon the conversion of equity units.
Gas Utility
The Gas Utility segment includes the regulated gas distribution operations of our five utilities across Alabama, Mississippi and Missouri. Effective September 25, 2017, all of our utilities transitioned to the Spire name. As a result, Laclede Gas and MGE are now Spire Missouri East and Spire Missouri West, respectively (collectively Spire Missouri), Alagasco is now Spire Alabama, and the EnergySouth entities are now Spire Gulf and Spire Mississippi (formerly Mobile Gas and Willmut Gas, respectively).
For fiscal 2017, Gas Utility net income was $180.5 million compared to $159.0 million in the prior year. Segment NEE for the year was $181.5 million, up from $160.3 million in 2016, reflecting the addition of EnergySouth and improved results from Spire Missouri and Spire Alabama despite lower demand from warmer weather than a year ago.
Contribution margin (non-GAAP; see “Contribution Margin and Reconciliation to GAAP”) was $939.0 million, an increase of $94.6 million over prior year, including $66.6 million from the addition of EnergySouth. Winter weather was warmer than in the prior year, which reduced margin by $8.6 million. This was more than offset by $19.2 million in lower regulatory adjustments to revenues and higher benefit sharing under the Cost Containment Measure for Spire Alabama, and $14.2 million higher Infrastructure System Replacement Surcharge (ISRS) revenues at Spire Missouri.
Operation and maintenance (O&M) expenses of $405.0 million were up $27.5 million. Excluding $33.5 million in operating costs associated with EnergySouth, O&M expenses were $6.0 million lower in fiscal 2017. The lower costs were largely due to weather during the heating season being warmer compared to last year, which resulted in lower employee-related costs across our other utilities. Depreciation and amortization rose by $16.6 million, with $10.0 million attributable to the addition of EnergySouth, and the remainder reflecting increased capital investment including infrastructure upgrades at Spire Missouri and Spire Alabama.
Gas Marketing
The Gas Marketing segment includes the results of Spire Marketing, which provides natural gas marketing services across the country with its core footprint being in the central U.S. Net income for the segment was $3.4 million for fiscal 2017, down from $7.1 million a year ago, principally due to year-over-year changes in fair value adjustments. Removing fair value adjustments in both periods, NEE was $6.8 million, up 6 percent from $6.4 million in the prior year, reflecting favorable wholesale trading volumes and storage optimization.

Other
Other non-utility operations and corporate costs mainly consist of interest expense associated with acquisition-related debt and corporate borrowings. These costs were $22.3 million for fiscal 2017 compared to $21.9 million for the prior year.

Quarterly Results	Three months ended September 30,
	(Millions)		(Per Diluted Share)
	2017	2016	2017	2016
Net Economic Earnings (Loss)* by Segment
Gas Utility	$(5.8)	$(10.2)	$(0.12)	$(0.23)
Gas Marketing	3.1	1.9	0.06	0.04
Other	(7.8)	(5.8)	(0.16)	(0.13)
Total	$(10.5)	$(14.1)	$(0.22)	$(0.32)
Acquisition-related pre-tax costs	(1.9)	(4.1)	(0.04)	(0.09)
Fair value adjustments, pre-tax	(2.7)	4.1	(0.06)	0.09
Income tax effect of adjustments	1.8	(0.1)	0.04	—
Acquisition-related shares adjustment	—	—	—	0.01
Net Loss	$(13.3)	$(14.2)	$(0.28)	$(0.31)

Average Shares Outstanding in Millions			48.3	45.7
* Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

Our Gas Utility business is seasonal in nature, with earnings concentrated during the winter heating season. As a result, we typically report a loss in our fiscal fourth quarter ended September 30. For fiscal 2017, we reported a consolidated net loss for the quarter of $13.3 million ($0.28 per share) compared to a loss of $14.2 million ($0.31 per share) in the prior-year period. On an NEE basis, we reported a loss of $10.5 million ($0.22 per share) compared to a loss of $14.1 million ($0.32 per share) a year ago. The smaller loss reflects improved results in both Gas Utility and Gas Marketing, partially offset by higher corporate costs.
Gas Utility
The Gas Utility segment reported a net loss of $6.5 million for the fourth quarter of fiscal 2017, compared to a loss of $10.6 million for the same period a year ago. The NEE loss for the segment was $5.8 million compared to $10.2 million in the prior year. The improved results reflect an increase in contribution margin, partially offset by higher expenses. Contribution margin increased by $21.3 million with $7.1 million from the inclusion of EnergySouth for the full fourth quarter in fiscal 2017. The remaining margin increase was driven by favorable net regulatory adjustments for Spire Alabama ($8.4 million) and higher ISRS revenues for Spire Missouri ($3.4 million).
O&M expenses of $106.4 million were up $6.6 million, with the increase attributable to the full-quarter inclusion of EnergySouth. Depreciation and amortization expenses increased by $4.1 million from last year reflecting EnergySouth and higher capital investment across our other utilities.
Gas Marketing
Fourth quarter fiscal 2017 net income for Gas Marketing was $1.5 million, down from $4.3 million in the prior-year period, reflecting less favorable fair value adjustments. Excluding the fair value adjustments, NEE increased to $3.1 million from $1.9 million a year ago, due to higher volumes and improved storage optimization.

Other
Other non-utility operations and corporate costs were $8.3 million in the fourth quarter of 2017, and $7.9 million in the year-ago period, reflecting mainly interest expense on debt for the EnergySouth acquisition and costs on short-term borrowings.
Dividend Increase
As a result of the strong performance in fiscal 2017 and expectations for continued growth, the board of directors of Spire increased the quarterly common stock dividend to $0.5625 per share, an increase of 7.1 percent. This raises the annualized rate to $2.25 per share. Spire has continuously paid a cash dividend since 1946, and 2018 will mark the 15th consecutive year that the annualized dividend has increased. The dividend is payable January 3, 2018, to shareholders of record on December 11, 2017.
Balance Sheets and Cash Flows
In fiscal 2017, we continued to maintain a strong capital structure with ample liquidity. At September 30, 2017, we had a long-term capitalization of 48.7 percent equity, compared to a 49.8 percent equity capitalization a year ago.
Our balance sheet at September 30, 2017, reflects a number of planned debt and equity transactions during our fiscal third quarter largely related to the Spire Alabama acquisition financing completed in 2014. These transactions included the redemption of $250 million in Spire floating rate notes and the retirement of $144 million in Spire junior subordinated notes (part of the equity units), both of which were issued to help fund the Spire Alabama acquisition. Upon the conversion of the equity units, we issued approximately 2.5 million shares of common stock, generating net equity proceeds of $142 million. Spire also issued $100 million in senior notes.
As discussed earlier in the year, Spire Missouri completed a private placement of $170 million in first mortgage bonds on September 15, 2017.
Short-term borrowings outstanding at fiscal year end were $477.3 million, up from $398.7 million a year ago. These levels of short-term debt are in line with our typical seasonal borrowing needs, and the increase in 2017 reflects the increased scale of our utility operations. We have significant capacity to meet our anticipated capital needs heading into the winter heating season.
Net cash provided by operating activities was $288.3 million for fiscal 2017, compared to $328.3 million for fiscal 2016. The decrease was primarily driven by an increase in working capital including collections under the purchased gas cost riders in Missouri and Alabama.
Capital expenditures for fiscal 2017 were $438.1 million, up from $293.3 million in the prior year, reflecting increased investment in infrastructure for upgrades to the distribution systems of our gas utilities and for the Spire STL Pipeline.
For additional details on Spire’s results for the fourth quarter and full year of fiscal 2017, please see the accompanying unaudited Consolidated Statements of Income, unaudited Condensed Consolidated Balance Sheets, and unaudited Condensed Consolidated Statements of Cash Flow.

Spire STL Pipeline
We are progressing with our Spire STL Pipeline, a planned 65-mile natural gas supply pipeline that will provide Spire Missouri East with access to lower-cost shale gas from the Marcellus/Utica producing regions. The pipeline will also enhance reliability and the diversity of our physical transport portfolio.

In January 2017, we filed a certificate application with the Federal Energy Regulatory Commission (FERC) seeking approval for the pipeline. This immediately followed the execution of a precedent agreement with Spire Missouri under which they will be a foundation shipper with a commitment of 350 MMcf/d out of the total capacity of 400 MMcf/d.
On September 29, 2017, we received the required Environmental Assessment from the FERC, which concluded that our project, with appropriate mitigating measures, will not significantly impact the environment.
As reported earlier, we have purchased pipe and are finalizing the selection of a construction contractor. We are also well underway with the process to acquire land rights. Our schedule continues to reflect an expected fiscal 2019 in-service date, based on obtaining FERC approval late in calendar 2017. The estimated project cost remains $190 million-$210 million.
Regulatory Matters
Missouri
In April, Spire Missouri East and Spire Missouri West each filed with the Missouri Public Service Commission (MoPSC) a general rate case, requesting proposed rate changes. Spire Missouri East’s request represents an incremental rate increase of $25.5 million, which is net of $32.6 million that is currently being recovered through ISRS, and Spire Missouri West’s request represents a $34.0 million incremental increase, net of $16.4 million in ISRS recovery.
In September, the staff of the MoPSC and other parties filed their direct testimony on rates and rate design for Spire Missouri, and in October all parties filed related rebuttal testimony. As part of the rate proceeding, Spire Missouri conducted local public hearings to discuss the rate cases with customers and communities across the state. In late October, Spire Missouri filed true-up testimony, as required, to reflect updated information through September 30, 2017, the end of Spire’s fiscal year. Spire Missouri’s original testimony was based on financial information for calendar year 2016.
Parties to the case have commenced discussions to clarify information and positions taken on a variety of issues. The objective of the discussions is to identify areas in which the parties are in substantial agreement, prior to public hearings in December 2017. The regulatory process in Missouri provides the MoPSC up to 11 months to consider these filings, meaning new rates for our Spire Missouri Utilities will go into effect no later than March 8, 2018.
Alabama
Under the rate-setting process in Alabama, Spire Alabama and Spire Gulf each made their annual Rate Stabilization and Equalization (RSE) filings with the Alabama Public Service Commission (APSC) on October 28, 2017. The RSE filings present each utility’s budget for the fiscal year ending September 30, 2018. The filings include net income and a calculation of return on average common equity for the year at 10.8 percent (plus a 5 basis-point adder for achieving certain customer satisfaction rankings) for Spire Alabama and 10.7 percent for Spire Gulf. Reflected in the filings are the anticipated costs of operations of their respective systems as well as a prudent level of investment to maintain and upgrade their infrastructure over the next year. The filings are currently being reviewed by the APSC, and we anticipate that new rates will be effective December 1, 2017.

Earnings Guidance and Outlook
We re-affirm our annual long-term NEE per share growth target of 4 - 6 percent. We will launch fiscal 2018 NEE per share guidance after our Missouri rate proceedings conclude.
Spire capital expenditures for fiscal 2018 are expected to be $485 million, with investment in our gas utilities totaling $415 million and expenditures for Spire STL Pipeline estimated to be $70 million. Our total capital investment for the 5-year period 2017 to 2021 remains $2.3 billion, with $2.1 billion for our gas utilities. We expect more than 80 percent of our 5-year capital spend will be recovered in rates with minimal lag under regulatory mechanisms or reflected in earnings.
Conference Call and Webcast
Spire will host a conference call and webcast today to discuss its fiscal 2017 fourth quarter and full year financial results. To access the call, please dial the applicable number approximately 5-10 minutes prior to the start time.

Date and Time:	Wednesday, November 15
10:30 a.m. CT (11:30 a.m. ET)

Phone Numbers:	U.S. and Canada:	844-824-3832
	International:	412-317-5142

The call will also be webcast in a listen-only format for the media and general public. The webcast can be accessed at Investors.SpireEnergy.com under the Events & presentations tab. A replay of the call will be available from 12:30 p.m. CT (1:30 p.m. ET) on November 15 until December 15 by dialing 877-344-7529 (U.S.), 855-669-9658 (Canada), or 412-317-0088 (international). The replay access code is 10113194. A replay of the webcast will be available at SpireEnergy.com.
About Spire
At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million customers making us the fifth largest publicly traded natural gas company in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi and Missouri. Our non-utility operations include Spire Marketing, which provides natural gas marketing and related services. We are transforming our business and pursuing growth through 1) growing organically, 2) investing in infrastructure, 3) acquiring and integrating, and 4) innovation and technology. Learn more at SpireEnergy.com.
Cautionary Statements on Forward-Looking Information and Non-GAAP Measures
This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Spire’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with recent acquisitions. For a more complete description of these uncertainties and risk factors, see the Company’s Form 10-K for the fiscal year ended September 30, 2017, to be filed with the SEC later today.

This news release includes the non-GAAP financial measures of “net economic earnings,” “net economic earnings per share,” and “contribution margin.” Management also uses these non-GAAP measures internally when evaluating the Company’s performance and results of operations. Net economic earnings exclude from net income the after-tax impacts of fair value accounting and timing adjustments associated with energy-related transactions. These adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. In calculating net economic earnings, management also excludes from net income the after-tax impacts related to acquisition, divestiture, and restructuring activities, including costs related to acquisitions and integration. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Contribution margin adjusts revenues to remove the costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and propane and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income, net income, or earnings per share.

Consolidated Statements of Income - Unaudited
Spire Inc.
(In Millions, except per share amounts)

	Three months ended September 30,		Years ended September 30,
	2017	2016	2017	2016

Operating Revenues:
Gas Utility	$240.9	$193.7	$1,660.0	$1,457.2
Gas Marketing and other	17.8	85.6	80.7	80.1
Total Operating Revenues	258.7	279.3	1,740.7	1,537.3
Operating Expenses:
Gas Utility
Natural and propane gas	45.7	28.5	570.5	492.2
Other operation and maintenance expenses	106.4	99.8	405.0	377.5
Depreciation and amortization	39.5	35.4	153.5	136.9
Taxes, other than income taxes	25.6	25.7	137.8	125.2
Total Gas Utility Operating Expenses	217.2	189.4	1,266.8	1,131.8
Gas Marketing and other	39.6	97.6	152.2	123.2
Total Operating Expenses	256.8	287.0	1,419.0	1,255.0
Operating (Loss) Income	1.9	(7.7)	321.7	282.3
Other Income - Net	1.0	4.8	6.6	8.6
Interest Charges:
Interest on long-term debt	19.5	17.4	76.8	67.6
Other interest charges	3.4	2.1	12.3	9.6
Total Interest Charges	22.9	19.5	89.1	77.2
Income (Loss) Before Income Taxes	(20.0)	(22.4)	239.2	213.7
Income Tax (Benefit) Expense	(6.7)	(8.2)	77.6	69.5
Net (Loss) Income	$(13.3)	$(14.2)	$161.6	$144.2

Weighted Average Number of Common Shares Outstanding:
Basic	48.1	45.5	46.9	44.1
Diluted	48.3	45.7	47.0	44.3

Basic Earnings (Loss) Per Share of Common Stock	$(0.28)	$(0.31)	$3.44	$3.26
Diluted Earnings (Loss) Per Share of Common Stock	$(0.28)	$(0.31)	$3.43	$3.24
Dividends Declared Per Share of Common Stock	$0.53	$0.49	$2.10	$1.96

Condensed Consolidated Balance Sheets - Unaudited
Spire Inc.
(In Millions)

	September 30,	September 30,
	2017	2016
ASSETS
Utility Plant	$5,278.4	$4,793.6
Less: Accumulated depreciation and amortization	1,613.2	1,506.4
Net Utility Plant	3,665.2	3,287.2
Non-utility Property	52.0	13.7
Goodwill	1,171.6	1,164.9
Other Investments	64.2	62.1
Other Property and Investments	1,287.8	1,240.7
Current Assets:
Cash and cash equivalents	7.4	5.2
Accounts receivable (net of allowance for doubtful accounts)	271.4	220.7
Delayed customer billings	3.4	1.6
Inventories	225.8	202.3
Other	217.5	139.8
Total Current Assets	725.5	569.6
Regulatory Assets and Other Deferred Charges	868.2	966.9
Total Assets	$6,546.7	$6,064.4

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock and paid-in capital	$1,373.0	$1,221.5
Retained earnings	615.1	550.9
Accumulated other comprehensive income (loss)	3.2	(4.2)
Total Common Stock Equity	1,991.3	1,768.2
Long-term debt	1,995.0	1,820.7
Total Capitalization	3,986.3	3,588.9
Current Liabilities:
Current portion of long-term debt	100.0	250.0
Notes payable	477.3	398.7
Accounts payable	257.1	210.9
Advance customer billings	32.0	70.2
Accrued liabilities and other	231.5	231.5
Total Current Liabilities	1,097.9	1,161.3

Deferred Credits and Other Liabilities:
Deferred income taxes	707.5	607.3
Pension and postretirement benefit costs	237.4	303.7
Asset retirement obligations	296.6	206.4
Regulatory liabilities	157.2	130.7
Other	63.8	66.1
Total Deferred Credits and Other Liabilities	1,462.5	1,314.2
Total Capitalization and Liabilities	$6,546.7	$6,064.4

Condensed Consolidated Statements of Cash Flow - Unaudited
Spire Inc.
(In Millions)

	Years ended September 30,
	2017	2016
Operating Activities:
Net Income	$161.6	$144.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and accretion	154.1	137.5
Deferred income taxes and investment tax credits	77.0	68.8
Changes in assets and liabilities	(108.6)	(27.1)
Other	4.2	4.9
Net cash provided by operating activities	288.3	328.3

Investing Activities:
Capital expenditures	(438.1)	(293.3)
Acquisition of EnergySouth (net of $2.0 cash acquired) and final settlement	3.8	(317.7)
Other	0.8	(1.7)
Net cash used in investing activities	(433.5)	(612.7)

Financing Activities:
Repayment of long-term debt	(393.8)	(80.0)
Issuance of long-term debt	420.0	245.0
Issuance of short-term debt - net	78.6	60.7
Issuance of common stock	146.9	137.1
Dividends paid	(96.2)	(85.2)
Other	(8.1)	(1.8)
Net cash provided by financing activities	147.4	275.8

Net Increase (Decrease) in Cash and Cash Equivalents	2.2	(8.6)
Cash and Cash Equivalents at Beginning of Period	5.2	13.8
Cash and Cash Equivalents at End of Period	$7.4	$5.2

Net Economic Earnings and Reconciliation to GAAP

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Other	Total	Per Diluted Share(2)
Three Months Ended September 30, 2017
Net Income (Loss) (GAAP)	$(6.5)	$1.5	$(8.3)	$(13.3)	$(0.28)
Adjustments, pre-tax:
Unrealized loss on energy-related derivatives	—	2.8	—	2.8	0.06
Realized gain on economic hedges prior to the sale of the physical commodity	—	(0.1)	—	(0.1)	—
Acquisition, divestiture and restructuring activities	1.2	—	0.7	1.9	0.04
Income tax effect of adjustments (1)	(0.5)	(1.1)	(0.2)	(1.8)	(0.04)
Net Economic Earnings (Loss) (Non-GAAP)	$(5.8)	$3.1	$(7.8)	$(10.5)	$(0.22)
Diluted EPS (GAAP)	(0.14)	0.03	(0.17)	(0.28)
Net Economic EPS (Non-GAAP) (2)	(0.12)	0.06	(0.16)	(0.22)

Three Months Ended September 30, 2016
Net Income (Loss) (GAAP)	$(10.6)	$4.3	$(7.9)	$(14.2)	$(0.31)
Adjustments, pre-tax:
Unrealized gain on energy-related derivatives	(0.2)	(2.8)	—	(3.0)	(0.06)
Lower of cost or market inventory adjustments	—	(0.4)	—	(0.4)	(0.01)
Realized gain on economic hedges prior to the sale of the physical commodity	—	(0.7)	—	(0.7)	(0.02)
Acquisition, divestiture and restructuring activities	0.7	—	3.4	4.1	0.09
Income tax effect of adjustments (1)	(0.1)	1.5	(1.3)	0.1	—
Weighted Average Shares Adjustment (2)	—	—	—	—	(0.01)
Net Economic Earnings (Loss) (Non-GAAP)	$(10.2)	$1.9	$(5.8)	$(14.1)	$(0.32)
Diluted EPS (GAAP)	$(0.23)	$0.09	$(0.17)	$(0.31)
Net Economic EPS (Non-GAAP) (2)	$(0.23)	$0.04	$(0.13)	$(0.32)

(1) Income taxes are calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items.
(2) Net economic earnings per share is generally calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation. Fiscal 2016 net economic earnings per share excludes the impact of the May 2016 equity issuance to fund a portion of the acquisition of EnergySouth. The weighted average diluted shares used in the net economic earnings per share calculation for the quarter ended September 30, 2016 was 43.5 compared to 45.7 in the GAAP diluted EPS calculation.
Note: EPS amounts by segment represent contributions to Spire’s consolidated EPS.

Net Economic Earnings and Reconciliation to GAAP

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Other	Total	Per Diluted Share(2)
Year Ended September 30, 2017
Net Income (Loss) (GAAP)	$180.5	$3.4	$(22.3)	$161.6	$3.43
Adjustments, pre-tax:
Unrealized loss on energy-related derivatives	0.1	5.9	—	6.0	0.13
Realized gain on economic hedges prior to the sale of the physical commodity	—	(0.3)	—	(0.3)	(0.01)
Acquisition, divestiture and restructuring activities	1.5	—	2.5	4.0	0.09
Income tax effect of adjustments (1)	(0.6)	(2.2)	(0.9)	(3.7)	(0.08)
Net Economic Earnings (Loss) (Non-GAAP)	$181.5	$6.8	$(20.7)	$167.6	$3.56
Diluted EPS (GAAP)	$3.83	$0.07	$(0.47)	$3.43
Net Economic EPS (Non-GAAP) (2)	$3.86	$0.14	$(0.44)	$3.56

Year Ended September 30, 2016
Net Income (Loss) (GAAP)	$159.0	$7.1	$(21.9)	$144.2	$3.24
Adjustments, pre-tax:
Unrealized (gain) loss on energy-related derivatives	(0.3)	0.2	—	(0.1)	—
Lower of cost or market inventory adjustments (1)	—	0.2	—	0.2	0.01
Realized gain on economic hedges prior to the sale of the physical commodity	—	(1.6)	—	(1.6)	(0.04)
Acquisition, divestiture and restructuring activities	2.3	—	6.9	9.2	0.21
Income tax effect of adjustments (1)	(0.7)	0.5	(2.6)	(2.8)	(0.06)
Weighted Average Shares Adjustment (2)	—	—	—	—	0.06
Net Economic Earnings (Loss) (Non-GAAP)	$160.3	$6.4	$(17.6)	$149.1	$3.42
Diluted EPS (GAAP)	$3.57	$0.16	$(0.49)	$3.24
Net Economic EPS (Non-GAAP) (2)	$3.67	$0.15	$(0.40)	$3.42

(1) Income taxes are calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items.
(2) Net economic earnings per share is generally calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation. Fiscal 2016 net economic earnings per share excludes the impact of the May 2016 equity issuance to fund a portion of the acquisition of EnergySouth. The weighted average diluted shares used in the net economic earnings per share calculation for fiscal 2016 was 43.5 compared to 44.3 in the GAAP diluted EPS calculation.
Note: EPS amounts by segment represent contributions to Spire’s consolidated EPS.

Contribution Margin and Reconciliation to GAAP

(In Millions)	Gas Utility		Gas Marketing		Other		Eliminations		Consolidated
Three Months Ended September 30, 2017
Operating income (Loss) (GAAP)	$1.3		$2.3		$(1.7)		$—		$1.9
Operation and maintenance expenses	107.4		1.5		3.4		(1.6)		110.7
Depreciation and amortization	39.5		—		0.2		—		39.7
Taxes, other than income taxes	25.6		0.2		—		—		25.8
Less: Gross receipts taxes	(12.6)		—		—		—		(12.6)
Contribution Margin (Non-GAAP)	161.2	—	4.0	—	1.9	—	(1.6)	—	165.5
Natural and propane gas expense	67.1		13.5		0.1		(0.1)		80.6
Gross receipts tax expense	12.6		—		—		—		12.6
Operating Revenues (GAAP)	$240.9		$17.5		$2.0		$(1.7)		$258.7

Three Months Ended September 30, 2016
Operating income (Loss) (GAAP)	$(11.8)		$7.1		$(3.0)		$—		$(7.7)
Operation and maintenance expenses	100.9		1.5		5.0		(1.5)		105.9
Depreciation and amortization	35.4		—		0.1		—		35.5
Taxes, other than income taxes	25.7		—		(0.1)		—		25.6
Less: Gross receipts taxes	(10.3)		—		—		—		(10.3)
Contribution Margin (Non-GAAP)	139.9	—	8.6	—	2.0	—	(1.5)	—	149.0
Natural and propane gas expense	43.7		46.8		0.2		29.3		120.0
Gross receipts tax expense	10.3		—		—		—		10.3
Operating Revenues (GAAP)	$193.9		$55.4		$2.2		$27.8		$279.3

Year Ended September 30, 2017
Operating income (Loss) (GAAP)	$321.6		$5.2		$(5.1)		$—		$321.7
Operation and maintenance expenses	409.1		5.9		11.8		(5.5)		421.3
Depreciation and amortization	153.5		0.1		0.5		—		154.1
Taxes, other than income taxes	137.8		0.5		0.2		—		138.5
Less: Gross receipts taxes	(83.0)		(0.1)		—		—		(83.1)
Contribution Margin (Non-GAAP)	939.0		11.6		7.4		(5.5)		952.5
Natural and propane gas expense	645.9		67.6		0.3		(8.7)		705.1
Gross receipts tax expense	83.0		0.1		—		—		83.1
Operating Revenues (GAAP)	$1,667.9		$79.3		$7.7		$(14.2)		$1,740.7

Year Ended September 30, 2016
Operating income (Loss) (GAAP)	$278.3		$11.8		$(7.8)		$—		$282.3
Operation and maintenance expenses	379.3		5.6		12.1		(2.4)		394.6
Depreciation and amortization	136.9		0.1		0.5				137.5
Taxes, other than income taxes	125.2		0.3		(0.2)				125.3
Less: Gross receipts taxes	(75.3)		(0.1)		—		—		(75.4)
Contribution Margin (Non-GAAP)	844.4		17.7		4.6		(2.4)		864.3
Natural and propane gas expense	539.7		60.7		0.2		(3.0)		597.6
Gross receipts tax expense	75.3		0.1		—		—		75.4
Operating Revenues (GAAP)	$1,459.4		$78.5		$4.8		$(5.4)		$1,537.3